Exhibit 99.1

Allegheny Technologies Updates Third Quarter Outlook

PITTSBURGH--(BUSINESS WIRE)--October 15, 2010--Allegheny Technologies Incorporated (NYSE: ATI) today provided guidance for the third quarter 2010. ATI expects net income per share for the third quarter 2010 before certain charges to be approximately $0.26. The charges expected in the third quarter 2010 are:

  An additional pretax LIFO “catch up” charge of approximately $33 million, or $0.21 per share. This charge is primarily the result of the recent significant and unexpected increase in the cost of nickel.
  A one-time tax charge of $0.04 per share as a result of the Small Business Jobs and Credit Act signed into law on September 27, 2010, which allows businesses of all sizes to immediately write-off 50% of the cost of depreciable property placed into service during 2010. While this tax law change has a one-time negative impact on ATI’s tax provision, it will have a favorable impact on 2011 cash flow.

Including these charges, net income per share for the third quarter 2010 is expected to be approximately $0.01 per share.

“Third quarter results were generally in-line with our expectations excluding the “catch up” for LIFO and the one-time tax charges,” said L. Patrick Hassey, Chairman and Chief Executive Officer. “Demand from our key global markets, namely aerospace and defense, oil and gas/chemical process industry, electrical energy, and medical, remained on track during the third quarter for continuing growth. However, the volatility in the LME nickel market, which results in unstable raw materials surcharges, continued to influence customer buying behavior, especially for our standard stainless products.

“Overall order entry is improving. Demand from the aeroengine market continues to strengthen as a result of increased build schedules for legacy and next-generation single-aisle, double-aisle, and large commercial aircraft. We are seeing potentially significant upside in demand from oil and gas/chemical process industry projects which could favorably impact 2011.”

Allegheny Technologies will release third quarter 2010 results on October 26, 2010. The Company will conduct a conference call that day with investors and analysts at 1:00 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, and global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, chemical process industry, oil and gas, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2009, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $3.1 billion during 2009. ATI has approximately 8,900 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.ATImetals.com.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004
www.ATIMetals.com